Exhibit 5.1
Lockheed Martin Corporation
6801 Rockledge Drive, Bethesda, MD 20817
Kerri R. Morey
Vice President and Associate General Counsel
April 24, 2020

Re:	Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, and Lockheed Martin Corporation Supplemental Savings Plan (the “Plans”)
Ladies and Gentlemen:
I submit this opinion in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) on the date hereof. The Registration Statement registers up to $500,000,000 of deferred compensation obligations of Lockheed Martin Corporation (the “Corporation”) in connection with the Plans.
As Vice President and Associate General Counsel of the Corporation, I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I deemed necessary or appropriate for the purpose of this opinion.
Based on that examination and review, I advise you that in my opinion, to the extent that the operation of the Plans results in the incurrence of deferred compensation obligations, such deferred compensation obligations, when incurred in accordance with the terms of the Plans, will be valid and binding obligations of the Corporation, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 nor the rules of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kerri R. Morey
Kerri R. Morey Vice President and Associate General Counsel